Exhibit 99.1
NEWS RELEASE

Investor Contact:	Media Contact:
Jessica L. Greiner	Jack Todd
Director of Investor Relations	Trinity Industries, Inc.
Trinity Industries, Inc.	214/589-8909
214/631-4420

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Declares a 2-for-1 Stock Split and
a 33% Increase in its Quarterly Dividend

DALLAS – May 5, 2014 – Trinity Industries, Inc. (NYSE:TRN) has today declared a 2-for-1 stock split. The stock split will be issued in the form of a 100% stock dividend. The additional shares will be distributed on June 19, 2014 to shareholders of record at the close of business on June 5, 2014. Trading is expected to begin at the split-adjusted price on June 20, 2014.

In addition, the Company declared a 33% increase in its quarterly dividend. On a stock-split adjusted basis, the Company increased its quarterly dividend to 10 cents per share on its $1.00 par value common stock compared to the current, split-adjusted level of 7.5 cents per share. The quarterly cash dividend, representing Trinity’s 201st consecutively paid dividend, is payable July 31, 2014 to stockholders of record on July 15, 2014, and will be made on the new shares after the 2-for-1 stock split.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns market-leading businesses which provide products and services to the energy, transportation, chemical, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

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